Exhibit 3.170
CERTIFICATE OF FORMATION
OF
ARIANA, LLC
     1. The name of the limited liability company is Ariana, LLC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Ariana, LLC this 29th day of June, 1998.

/s/ L. Frank Cordero
L. Frank Cordero
Authorised Person